Exhibit 99.2

NXT-ID Inc(UPDATE) April 02, 2020

Corporate Speakers:

●	Vincent Miceli; Nxt-ID, Inc.; President, CFO, CEO & Director
●	Kevin O’Connor; Nxt-ID, Inc.; President of Logicmark

PRESENTATION

Operator^ Ladies and gentlemen, thank you for standing by. Welcome to the Nxt-ID webcast to discuss the financial and operating results for the year and fourth quarter ended December 31, 2019. (Operator Instructions) I will now hand the conference over to your speaker for today, Mr. Vin Miceli. Sir, you may begin.

Vincent Miceli^ Thank you, Operator. Thanks. Good afternoon, everyone. Thank you for joining our call today to discuss Nxt-ID’s financial and operating results for the 12 months and the fourth quarter ended December 31, 2019, and to provide a general update on the business.

During this afternoon’s call, we will be making forward-looking statements, which consist of statements that cannot be confirmed by reference to existing information, including statements regarding our beliefs, goals, expectations, forecasts, projections and future performance and the assumptions underlying such statements.

Please note that there are a number of factors that will cause actual results to differ materially from our forward-looking statements, including the factors identified and discussed in our SEC filings.

Please recognize that, except as required by applicable law, we undertake no duty to update any forward-looking statements. You should not place any undue reliance on such statements. So thank you. It’s Vin Miceli here. I’m together with Kevin OÕConnor, President of LogicMark.

And before we actually get started, I would just like to comment briefly on the state of the world these days, and wish and hope that everybody listening in, all the participants on the call are remaining safe and healthy.

We’re in certainly unchartered waters at this time, and it’s a trying time and a scary time, quite honestly, for everybody involved. So again, I hope everyone is safe and healthy, and please try to remain that way as long as we can. So thank you.

So we’re going to use the same format as we have done in the past. I will provide a summary of the financial results for the year 2019, and in particular, the fourth quarter of ’19, and talk briefly about what we see thus far happening for Q1 2020.

And then I’ll turn the call over to Kevin, who will provide an update for the listeners, for the investors as to where LogicMark is currently in terms of its business. And he’ll also provide some color on our new product development efforts.

So without further ado, let me get started on the financial results. Our revenues for the 12 and 3 months ended December 31, 2019, came in at approximately $17.1 million and $4 million, respectively.

Our revenues were essentially flat as compared to both comparable 2018 periods. Our gross profit margin came in about $0.5 million better in ’19 versus 2018, primarily because of favorable product mix.

Our operating expenses from the continuing operations for the year and the 3 months ended ’19, were 10.1 -- I’m sorry, $10.2 million and $2.1 million compared to $11.7 million and $3.1 million, respectively. And I think we certainly talked a great deal about the efforts that we’ve been making in terms of reducing our overhead since taking over in late September.

And I’m happy to tell you that we’ve been able to reduce our operating expenses by about $3 million on an annual basis, which is considerable for this size company. And we believe that there is room to cut additional costs here as we head into these unchartered waters. And we’ll look to make further reductions there.

But I think one of the interesting things that I’d like to point out is, if you look at the company’s trended SG&A by quarter, in the beginning of the year, we were somewhere in the range of $2.7 million.

And this is just ’19 now. Obviously, these numbers were much higher in ’18. But I think it shows the nice progression, the downward progression of these expenses. So where we were at $2.7 million, $2.8 million in the beginning of the year, we came all the way down to $2 million in Q4.

So in my mind, it basically confirms that a lot of the efforts that we put into reducing and containing the SG&A are starting to show very good results. And not to be redundant, but we’re also looking to take out additional costs here. And I’m certain that we will. So I thought that was an interesting reference point, if you will.

Operating income from our continuing ops for the year ’19 came in at about $2.6 million for the year and about $800,000 for the fourth quarter. And that was compared to $600,000 for the year in ’18 and a loss of $300,000 in Q4 2018.

So a drastic difference, and really summarized into 2, the strong margin, gross profit margin from the favorable mix that LogicMark contributes, coupled with the cost reductions and cost containment efforts that we implemented in early Q4.

The adjusted EBITDA or non-GAAP op income from operations for the year came in at $4 million and $1.1 million for the fourth quarter compared to $2.5 million, and $100,000 for the comparable 2018 period. So considerable, considerable improvement there.

Net cash provided by operating activities for the year 2019 came in at $2.2 million versus $50,000 of cash flow generated from operations in 2018. Another interesting point that I’d like to raise with everybody is, in Q4, we generated about 800 -- just under $800,000 in cash flow from operations in the fourth quarter alone.

So if you annualize that number, you’re somewhere in the ballpark of $3.2 million versus the $2.2 million. So it’s roughly $1 million -- it would have been $1 million better. So again, another reference point that confirms that our efforts are starting to show very positive results.

In terms of the debt, in 2019, we repaid a total of $3.8 million, $600,000 of which was from the seller note, which we already talked about in the past. And we also reduced our term loan facility by $3.2 million. And that in and of itself will save the company a substantial amount of money as we move forward here in 2020.

Moving over to our balance sheet. Some of the key items that I just want to point out. We closed the year with about $1.6 million in cash. And I’m happy to report that the cash at the end of March was slightly lower than that in the $1.5 million range. So I’m very happy about that. In terms of the debt, currently, we’re at about $12.5 million in term loan facility.

We paid down about $850,000 in the first quarter. And I should also point out that included in that paydown was a prepayment where we took some of the excess cash flow that we generated in Q4 and delevered.

So another very good sign that the things that we’re putting in place, the reductions in SG&A, are starting to help us for sure. And we wound up the year with $6.7 million in stockholders’ equity.

So what I’d like to now do is give you a little bit of insight as to -- and it’s very premature, very preliminary, but I can tell you that in terms -- as it relates to Q1 here, 2020, what we’re seeing very preliminarily here is we’re seeing a slight reduction in revenue on a sequential basis versus Q4.

Now the whole peer is -- and we’re just starting the closing process, so I’ll know more, hopefully, over the next week. But nonetheless, the hope and we’re hoping that the cost containment and the cost reductions will help to offset some of the margin miss. I don’t envision -- it’ll be a relatively small miss in revenue.

We did start to see some softening towards the end of March in LogicMark’s revenues. Our preliminary thoughts on that are, it’s all related to the general slowdown here in the general economy because of COVID. But we’ll know more on that as we move forward.

In terms of the debt, again, we paid down about $850,000. I’m very excited about that. One of the key things that I always felt was we had a lot of leverage, we’re making good progress in terms of reducing the debt, and it’s all very positive.

Obviously, the big unknown for us and the big unknown for everybody in this environment now is what impact the virus, the COVID-19 virus will have on our business. It’s ultra premature to -- we’re constantly studying our order patterns.

We’re looking at it. Kevin and I are looking at this on a almost 2, 3 times a day, kind of looking at the patterns, trying to identify anything that will help us to better understand where the business is going through this very difficult time.

So as we know more, we’ll certainly try to keep everybody apprised of what we’re seeing here over Q2. So with that, I’d like to turn it over to Kevin, who will provide, like I said earlier, an update on the LogicMark business and some commentary on the new products. Kevin?

Kevin O’Connor^ Yes. Thanks, Vin. So as Vin said, I’m just going to kind of go over the LogicMark business. I won’t go into the numbers that he went through, really kind of address some of the business issues that we faced, primarily in ’19 but as Vin talked about, we’ll touch on the first quarter of 2020, kind of what we see is happening. And we’ll talk about product development as well.

So for 2019, it’s been the core business overall remained strong. It was not -- we didn’t grow, it was relatively flat, but our core business remains strong. Our margins increased. So we were able to protect that side of it. It’s always -- I’ve spent most of my life in sales, so it’s always a lot more fun to be growing.

But as our business shifted in 2019, and you’re all aware about the changes that took place, the focus really needed to be to kind of rightsize the business, get costs under control. And we really focused heavily on that in the second half of 2019, managing the costs and -- both through headcount and operations.

Part of what we saw in 2019 and continuing into this year is an ongoing shift from landlines to cellular and Internet communication. And as we talked about in the past, our products need a communication path to communicate through emergency responders, 911, or through friends and family. So we’ve continued to see that shift.

So our product development is really focused on tailoring the products to communicate through cellular and Internet, and potentially other communication protocols. The business model, traditionally, as we’ve talked about in the past, has been business to business.

We sell direct to the VA, and then in our commercial channel, it’s primarily been through DME, durable medical equipment companies, dealers and distributors, and also to independent pharmacies and to companies that distribute to pharmacies. So that really was our focus, and we kept it kind of that -- maintained that focus throughout the year.

As we move into 2020, I’ll talk about some of the things that we’re looking at to try and expand that. Again, trying to balance our reach into the market, growing the revenue side and also trying to protect the overall margin of the business.

New product development, as I’ve been talking about, is key to driving revenue. So if we’re going to grow, we really do have to be coming out with the new products.

And that’s been somewhat frustrating in the past, being able to deliver new technology, but we are now 100% focused in the health care space. And our core business at LogicMark is and always has been in the personal emergency response and emergency communications business, utilizing 2-way voice.

So that’s really what we built the business on. The category that we play in, in the no-monthly-fee space, we’re by far the largest player there. So we’re doing everything we can to protect and try to expand that, and then also look at other areas that we can provide value-add into the market through our current customers and also expand the channels that we serve.

So as we focus on product development, when I talked about the communication platforms, our cellular products are really geared for the mobile part of the market. And so we’ve been working on updating that from a 3G platform into the 4G. So as everybody knows, 3G is being sunset. Most of the networks are shifting over at sometime in 2022.

And so that’s been under development since early to mid-2019. We’re also working on another product that’s really geared for at-home use that will utilize Internet for communication and then give the ability to call back to the user in the home over SIP.

So we think that, with those platforms and expanding into that communication, it will be able to help us maintain a leadership position where we currently play, and we think we have some unique offerings that will open some doors to other areas as well.

As I said, both of the products’ development started in 2019. Initially, we had anticipated launching in Q1, late Q1 to potentially early Q2. Through the development process and through the engineering, we did have some challenges that developed. And so that pushed it back slightly.

And then as Vin has alluded to with the COVID-19 virus, as we went into first part of 2020, it really threw another cog in the wheels in terms of the supply chain and some of the engineering resources in China. So we’re working through those. We’re still confident that we’re going to be able to deliver the product. From a timing standpoint, at this point, I would say it’s probably pushed back to late Q2 into Q3.

And we’ll continue to monitor daily the progress and potential update. We’re also working the supply chain to make sure that as the product is ready for production, that we have access to the components and everything that’s needed because that also will risk a potential delay there.

In 2019, our engineering department also worked on the meta stats, and we had talked about meta stats in the past about a potential business that we were going to expand into. The engineering department had developed a portal, which could be utilized for passive remote patient monitoring.

We did have preliminary discussions in 2019 with some cost-sharing insurance companies, and looked at what the requirements were and how meta stats would play in that.

And so we’ve made a decision based on what the needs would be to support that business not to launch the meta stats. But we did do the engineering work to create that portal. So we are looking, especially under the current environment, where patient monitoring has the potential beyond what it traditionally looked like even a year ago.

We’re looking for opportunities where we may be able to utilize the work that’s been done and launch into some new spaces. So we’re working with engineering, we’re working with potential channel partners, and hope to learn more as we go into Q2.

The main products, as I said, are continuing to go strong. We’re watching in Q1, as Vin said, a slight drop off really late in the quarter. And as this really evolves daily, and we’ve seen news updates, because we’re working in health care, it’s a double-edged sword, right? There’s opportunities.

And through some of our commercial partners, we’re seeing some pickup opportunities through pharmacies and some of the smaller resellers. We also do a lot of work with the VA, and they’re the largest health care system in the country.

So that presents some challenges because they’re focused right now on dealing with COVID-19 virus-related issues. And so it’s -- they’re in a state of flux right now. So we’re working closely with them, making sure that we’re in a position to do whatever we can to support their needs, both currently and as they change going into the future.

We remain confident that we’re going to be able to navigate through this, and then when we come out on the other side, that we’ll be in a position to really expand and grow the business. Vin, with that, I’ll hand it back over to you.

Vincent Miceli^ Okay. Thank you, Kevin. Thanks for the update. So in summary, what I’d like to just review with the investors here briefly is, when we spoke last, Kevin and I indicated that we thought there were 3 key objectives or 3 primary steps that we needed to really focus our efforts and attention to.

And those were rightsizing the business, obviously, key, very glad that we attacked -- in retrospect, very glad that we attacked that one first, especially in light of the current situation now.

Again, just to say it again, we’ve taken out $3 million on an annual basis. We’ll be looking to take out more as part of an overall COVID contingency type plan that we’re currently working on now.

The second key objective was to continue to delever our pricy term debt and build shareholder value by reducing the debt. I think we’ve made great strides in a short amount of time. We’ve delevered by $4 million thus far into the term.

The debt currently sits at about $12.5 million. So we’re getting to a more meaningful debt number. And then thirdly, the key was to develop new products that could definitely expand the top line, expand the channels that we serve.

So I think in summary, I think we’ve made a lot of progress here in a short amount of time. And we’re working very diligently to try and get it turned around. And I think we’ve made great progress.

Unfortunately, now for everybody, we’re going to struggle a little bit here like everyone else in this current environment, just too many unknowns, and it’s going to take a bit of time here to ferret out what the overall impact is going to be. Very unfortunate times for everybody.

And hopefully, everybody will be okay going through this. So with that, I’d like to open it up for some questions, if we may, Valerie?

QUESTIONS AND ANSWERS

Operator^ (Operator Instructions) I’m showing no questions at this time.

Vincent Miceli^ Okay. Well, thank you very much, all. We’ll be communicating shortly, hopefully, by sometime in late April when we have more clarity on where we see the impact coming from the virus on the business.

And we’ll be sure to communicate and give you as much information as we possibly can at that point. Thank you again. And please be safe and stay healthy. Thank you.

Operator^ Thank you. Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may now disconnect.